E'TOWN CORPORATION AND SUBSIDIARIES                 Exhibit 11
         STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
               (In Thousands Except Per Share Amounts)

                                                   Year Ended December 31,
                                               1997          1996         1995
                                             ---------------------------------
BASIC
EARNINGS
Income Before Preferred Stock
 Dividends of Subsidiary                     $ 20,073     $ 15,886      $16,109
Deduct: Preferred Stock Dividends                (813)        (813)        (813)
                                             -----------------------------------
Net Income Available for Common Stock        $ 19,260     $ 15,073      $15,296
                                             ===================================
SHARES
Weighted Average Common Shares Outstanding      7,891        7,668        7,093
                                             -----------------------------------
Basic Earnings Per Share of Common Stock     $   2.44     $   1.96      $  2.16
                                             ===================================
DILUTED
EARNINGS
Income Before Preferred Stock Dividends
   of Subsidiary                             $ 20,073     $ 15,886      $16,109
Deduct: Preferred Stock Dividends                (813)        (813)        (813)
Add: After Tax Interest Expense Applicable
 to 6 3/4% Convertible Subordinated Debentures    500          513          524
                                             -----------------------------------
Adjusted Net Income                          $ 19,760     $ 15,586      $15,820
                                             ===================================

SHARES
Weighted Average Number of Common Shares
 Outstanding                                    7,891        7,668        7,093
Shares Which Could Have Been Purchased
 With the Proceeds From Exercise of Stock Options  40            6            2
Assuming Conversion Of 6 3/4% Convertible
 Subordinated Debentures (a)                      284          292          299
                                             -----------------------------------
 Weighted Average Number of Common Shares
    Outstanding as Adjusted                     8,215        7,966        7,394
                                             -----------------------------------
Diluted Earnings Per Share of Common Stock   $   2.41     $   1.96      $  2.14
                                             ===================================

(a) Convertible at $40 per share.